State of Delaware
Secretary of State
Division of Corporations
Delivered 03:47 PM 08/22/2013
FILED 03:47 PM 08/22/2013
SRV 131016713 - 3433900 FILE

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION
OF
ELWOOD EXPANSION HOLDINGS, LLC

FIRST. The name of the limited liability company is Elwood Expansion Holdings, LLC.

SECOND. The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle, 19801.

THIRD. The name and address of its registered agent for service of process on the limited liability company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle, 19801.

FOURTH. This Certificate of Formation shall be effective as of August 28, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 21st day of August, 2013.

By: [signature]
Name: Fred G. Wood, III
Title: Authorized Person